Exhibit 99.1

GXO Announces Third Quarter 2021 Results

Highlights

•	Third quarter revenue of $2.0 billion, up 24.6% from the third quarter 2020, net income of $72 million, and adjusted EBITDA of $163 million

•	Generated $105 million of cash flow from operating activities and free cash flow of $50 million in the third quarter, equivalent to 31% of adjusted EBITDA

•	New customer wins expected to have a 2022 incremental revenue impact of approximately $700 million

•	E-commerce, omnichannel retail and technology revenue up 22% and reverse logistics revenue up 21% from the third quarter 2020

•	FY21 guidance raised

•	GXO receives preliminary ‘AA’ ESG rating from MSCI

GREENWICH, Conn. — November 1, 2021 — GXO Logistics, Inc. (NYSE: GXO) today announced its financial results for the third quarter ended September 30, 2021. Revenue increased to $2.0 billion for the third quarter, compared with $1.6 billion for the same period in 2020. Net income attributable to GXO was $72 million for the third quarter, including a benefit of $42 million from the impact of one-time tax items, compared with $18 million for the same period in 2020. Basic earnings per share was $0.63 for the third quarter, compared with $0.16 for the same period in 2020.

Adjusted net income attributable to common shareholders, a non-GAAP measure, was $65 million for the third quarter, compared with $27 million for the same period in 2020. Adjusted diluted earnings per share, a non-GAAP measure, was $0.56 for the third quarter, compared with adjusted diluted earnings per share of $0.23 for the same period in 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, increased to $163 million for the third quarter, compared with $142 million in pro forma adjusted EBITDA for the same period in 2020. The company reported adjusted EBITDA of $130 million for the third quarter 2020.

For the third quarter 2021, the company generated $105 million of cash flow from operations and $50 million of free cash flow, a non-GAAP measure.

In the third quarter of 2021, GXO won new customer contracts with more than $1 billion in aggregate lifetime value and an expected incremental revenue impact of approximately $200 million in 2022. The company’s expected 2022 incremental revenue impact from the third quarter and prior period wins is approximately $700 million.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

GXO Debuts with Industry-Leading ESG Rating

GXO has received an ‘AA’ ESG rating from MSCI. MSCI’s rating places GXO as the highest among its largest industry peers.1 GXO’s environmental targets include achieving carbon neutrality by 2040, using LED lighting in 80% of our global operations by 2025, having 50% of our global electricity consumption from renewable sources by 2030, meeting an 80% global landfill diversion rate by 2025 and achieving a 30% reduction in greenhouse gasses from 2019 to 2030.

GXO was also recognized by the Human Rights Campaign on the Corporate Equality Index for LGBTQ+ inclusion.

GXO Guidance

GXO has updated its pro forma full year 2021 financial targets, as follows:

•	Revenue of $7.6 billion to $7.8 billion (previously $7.5 billion to $7.7 billion);

•	Adjusted EBITDA of $607 million to $637 million (previously $605 million to $635 million);

•	Depreciation and amortization of $240 million to $250 million[2];

•	Interest expense of $20 million to $25 million;

•	Effective tax rate of 25% to 27% (previously 26% to 28%);

•	Net capital expenditures of $225 million to $250 million (previously $240 million to $250 million).

GXO’s full year 2022 guidance remains unchanged:

•	8% to 12% organic revenue growth;

•	Adjusted EBITDA of $705 million to $740 million;

•	Adjusted EBITDAR[3] of approximately $1.5 billion.

CEO Comments

Malcolm Wilson, chief executive officer of GXO, said, “We executed extremely well in the third quarter. We reported strong net income growth, as well as the highest revenue and adjusted EBITDA of any quarter in our operations’ history despite unprecedented near-term global supply chain challenges. Our sales pipeline reached a record level, fueled by significant new customer demand. Looking ahead, we expect continued growth driven by the three massive secular tailwinds of automation, e-commerce and outsourcing.”

“In the third quarter, we won new customer contracts with an aggregate lifetime value of over $1 billion, positioning us well to deliver on our expected 2022 organic revenue growth of 8% to 12%. Our revenue retention rate has improved through 2021 versus the number reported at our investor day, demonstrating our customers’ loyalty to GXO’s value-added solutions.”

“We’re pleased that GXO has been recognized by MSCI with a ‘AA’ ESG rating, affirming our industry leadership. As a business, we want to set the benchmark for ESG across the supply chain and we’re making good progress on our targets for 2025 and beyond. We look forward to implementing more carbon negative warehouses and empowering our team members with our automated solutions.”

1 MSCI ESG Research provides MSCI ESG Ratings on companies on a scale of AAA (leader) to CCC (laggard), according to exposure to industry-specific ESG risks and the ability to manage those risks relative to peers.

2 Excludes acquisition-related amortization expense of $60 million, acquisition-related depreciation of $16 million, and the impact of depreciation expense allocated by XPO of $16 million through August 2, 2021.

3 Adjusted earnings before interest, taxes, depreciation, amortization and rent, a non-GAAP measure.

“GXO leads the industry in warehouse technology. As of September 30, 2021, total technology and automated systems in our warehouses were up 139% from the prior year. We believe our technology and scale will continue to differentiate our business, while delivering significant benefits to our shareholders, customers and team members.

Wilson concluded, “With our clear recent momentum, we’ve raised expectations for our full year revenue and pro forma adjusted EBITDA targets. While we remain vigilant given the tough environment, our 2022 forecast remains unchanged.”

Liquidity Position

As of September 30, 2021, GXO had approximately $1.1 billion of total liquidity and $974 million of total debt. The company’s net leverage was 1.3x, calculated as net debt of $757 million, divided by the last twelve months adjusted EBITDA of $583 million for the period ended September 30, 2021.

Conference Call

GXO will hold a conference call on Tuesday, November 2, 2021, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13723355. A live webcast of the conference will be available on the Investor Relations area of the company’s website, www.investors.gxo.com. The conference will be archived until November 16, 2021. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13723355.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider in a $430 billon total addressable market that is benefitting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for approximately 95,000 team members across more than 860 warehouse locations totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures used in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted pro forma EBITDA, adjusted EBITDA before rent expense (“adjusted EBITDAR”), free cash flow, adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”), organic revenue, organic revenue growth, net leverage and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDAR, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

Adjusted pro forma EBITDA includes adjustments for allocated corporate expenses and public company standalone costs. Allocated corporate expenses are those expenses that were allocated to the Combined financial statements on a carve-out basis in accordance with U.S. GAAP. Public company standalone costs are estimated costs of operating GXO as a public standalone company following its spin-off from XPO Logistics, Inc. effective as of August 2, 2021 and represents the midpoint of our estimated corporate costs.

Adjusted EBITDAR excludes rent expense from adjusted EBITDA and is useful to management and investors in evaluating GXO’s performance because adjusted EBITDAR considers the performance of GXO’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges. Adjusted EBITDAR is also a measure commonly used by management, research analysts and investors to value companies in the logistics industry. Since adjusted EBITDAR excludes interest expense and rent expense, it allows management, research analysts and investors to compare the value of different companies without regard to differences in capital structures and leasing arrangements.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA and adjusted EBITDAR improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations and revenue from acquired businesses. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing bank overdrafts and cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our last twelve-month reported adjusted EBITDA.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full year pro forma 2021 adjusted EBITDA as well as full year 2022 adjusted EBITDA, adjusted EBITDAR and organic revenue growth, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year pro forma 2021 financial targets for revenue, adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate and net capital expenditures; our 2022 financial targets for organic revenue growth, adjusted EBITDA and adjusted EBITDAR; and the expected incremental revenue impact of new customer contracts in 2022. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; issues related to our intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; a material disruption of GXO’s operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; the expected benefits of the separation, and uncertainties regarding the separation, including the risk that the separation will not produce the desired benefits; a determination by the IRS that the distribution or certain related separation transactions should be treated as taxable transactions; expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness; the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed our estimates; and the impact of the separation on our businesses, our operations, our relationships with customers, suppliers, employees and other business counterparties, and the risk that the separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on our resources, systems, procedures and controls, disruption of our ongoing business, and diversion of management’s attention from other business concerns.

All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan

+1 (203) 536 8493

chris.jordan@gxo.com

Media Contact

Matthew Schmidt

+1 (203) 307 2809

matt.schmidt@gxo.com

GXO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2021	2020	2021	2020
Revenue	$1,974	$1,584	$5,678	$4,429
Direct operating expense	1,651	1,297	4,725	3,685
Sales, general and administrative expense	171	157	519	467
Depreciation and amortization expense	85	83	259	246
Transaction-related costs (credits)	29	(2)	82	40
Restructuring costs	2	—	5	25
Operating income (loss)	36	49	88	(34)
Other income	(11)	—	(11)	(2)
Interest expense	5	6	16	18
Income (loss) before income taxes	42	43	83	(50)
Income tax expense (benefit)	(31)	20	(21)	2
Net income (loss)	73	23	104	(52)
Net income attributable to noncontrolling interests	(1)	(5)	(7)	(7)
Net income (loss) attributable to GXO	$72	$18	$97	$(59)

Earnings per share data
Basic earnings (loss) per share	$0.63	$0.16	$0.84	$(0.51)
Diluted earnings (loss) per share	$0.62	$0.16	$0.84	$(0.51)

Common shares outstanding
Number of Basic shares outstanding	115	115	115	115
Number of Diluted shares outstanding	116	115	116	115

GXO Logistics, Inc.

Condensed Consolidated Balance Sheet
(Unaudited)

(In millions, except per share amounts)	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$275	$328
Accounts receivable, net of allowances of $11 and $18, respectively	1,391	1,224
Other current assets	292	284
Total current assets	1,958	1,836
Long-term assets
Property and equipment, net of $1,077 and $922 in accumulated depreciation, respectively	851	770
Operating lease assets	1,790	1,434
Goodwill	2,042	2,063
Identifiable intangible assets, net of $408 and $373 in accumulated amortization, respectively	274	299
Other long-term assets	218	146
Total long-term assets	5,175	4,712
Total assets	$7,133	$6,548
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$496	$415
Accrued expenses	1,008	784
Short-term borrowings and current finance lease liabilities	40	58
Short-term operating lease liabilities	432	332
Other current liabilities	269	149
Total current liabilities	2,245	1,738
Long-term liabilities
Long-term debt and finance lease liabilities	934	615
Deferred tax liability	56	54
Long-term operating lease liabilities	1,382	1,099
Other long-term liabilities	179	94
Total long-term liabilities	2,551	1,862
Commitments and contingencies
Equity
Common Stock, $0.01 par value, 300 shares authorized; 115 shares issued and outstanding	1	—
Preferred Stock, $0.01 par value, 10 shares authorized; — shares issued and outstanding	—	—
Additional paid-in capital	2,348	—
Retained earnings	70	—
XPO investment	—	2,765
Accumulated other comprehensive loss	(123)	58
Total equity before noncontrolling interests	2,296	2,823
Noncontrolling interests	41	125
Total equity	2,337	2,948
Total liabilities and equity	$7,133	$6,548

GXO Logistics, Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2021	2020
Operating activities
Net income (loss)	$104	$(52)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, amortization and net lease activity	259	246
Stock compensation expense	22	21
Deferred tax (benefit) expense	(47)	2
Other	(11)	5
Changes in assets and liabilities
Accounts receivable	(118)	4
Other assets	(129)	41
Accounts payable	(8)	(63)
Accrued expenses and other liabilities	179	141
Net cash provided by operating activities	251	345
Investing activities
Payment for purchases of property and equipment	(180)	(159)
Proceeds from sales of property and equipment	8	11
Purchase and sale of affiliate trade receivables, net	—	(15)
Other	32	—
Net cash used in investing activities	(140)	(163)
Financing activities
Proceeds from issuance of debt	794	—
Net proceeds (repayments) related to trade securitization program	(21)	17
Repayment of debt and finance leases	(64)	(85)
Purchase of noncontrolling interests	(128)	(21)
Net transfers from (to) XPO	(774)	112
Other	28	5
Net cash provided by (used in) financing activities	(165)	28
Effect of exchange rates on cash, cash equivalents and restricted cash	1	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(53)	209
Cash, cash equivalents, and restricted cash, beginning of period	328	200
Cash, cash equivalents, and restricted cash, end of period	$275	$409
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities, including $281 related to an acquisition in 2021	$792	$290
Leased assets obtained in exchange of new finance lease liabilities, including $23 related to an acquisition in 2021	39	62
Settlement of related party debt pursuant to the Separation	437	—
Cash paid for interest	20	24
Cash paid for income taxes	38	18

Key Data

Disaggregation of Revenues

We disaggregate our revenue by geographic area. Our revenue disaggregated by geographical area, based on sales office location, was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Revenue
United Kingdom	$680	$402	$1,847	$1,069
United States	599	551	1,734	1,596
France	181	174	551	466
Netherlands	159	131	464	357
Spain	117	108	358	304
Other	238	218	724	637
Total	$1,974	$1,584	$5,678	$4,429

Our revenue can also be disaggregated by various verticals, reflecting our customers’ principal industry sector. Our revenue disaggregated by industry sector was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Revenue
Ecommerce, omnichannel and consumer technology	$979	$800	$2,827	$2,179
Food and beverage	290	213	795	616
Consumer packaged goods	240	198	694	538
Other	465	373	1,362	1,096
Total	$1,974	$1,584	$5,678	$4,429

GXO Logistics, Inc.

Reconciliation of Net Income (loss) to Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Net income attributable to GXO	$72	$18	$97	$(59)
Net income attributable to noncontrolling interests	(1)	(5)	(7)	(7)
Net income (loss)	$73	$23	$104	$(52)
Interest expense	5	6	16	18
Income tax provision	(31)	20	(21)	2
Depreciation and amortization expense	85	83	259	246
Transaction and integration costs	29	(2)	82	40
Restructuring costs	2	—	5	25
Adjusted EBITDA(1)	$163	$130	$445	$279
Revenue	1,974	1,584	5,678	4,429
Adjusted EBITDA margin(2)	8.3%	8.2%	7.8%	6.3%

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

GXO Logistics, Inc.

Reconciliation of Historical Pro Forma adjusted EBITDA

 (Unaudited)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
(In millions)	2020	2021	2020
Net Income (loss) attributable to GXO	$23	$106	$(48)
Net income attributable to noncontrolling interests	(5)	(7)	(7)
Net Income (loss)	$28	$113	$(41)
Interest expense(a)	8	20	24
Income tax provision(a)	19	(18)	2
Depreciation and amortization expense(a)	84	259	248
Transaction and integration cost(a)	(2)	82	40
Restructuring costs(a)	—	5	25
Adjusted EBITDA (pro forma basis consistent with Form 10)(d)	$137	$461	$298
Allocated corporate expense(b)	26	29	70
Public company standalone cost(c)	(21)	(23)	(57)
Adjusted pro forma EBITDA	$142	$467	$311

(a)	For all periods prior to August 2, 2021, these expenses include allocated expenses from XPO Corporate as prepared under carve-out financials. No impact to the Adjusted EBITDA.

(b)	Excludes impact of adjusted items and allocated interest, taxes, depreciation and amortization expense from XPO Corporate

(c)	Estimated costs of operating GXO as a standalone public company

(d)	Refer to GXO’s Form 10 for further information on our pro-forma financial information

GXO Logistics, Inc.

Reconciliation of GAAP Net Income (loss) and Net Income (Loss) Per Share to

Adjusted Net Income (Loss) and Adjusted net Income (Loss) Per Share

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2021	2020	2021	2020
GAAP net income attributable to common shareholders	$72	$18	$97	$(59)
Unrealized gain on foreign currency option and forward contracts	(1)	—	(1)	—
Amortization of acquisition-related intangible assets	16	15	44	43
Transaction and integration costs	29	(2)	82	40
Restructuring costs	2	—	5	25
Income tax associated with the adjustments above(1)	(11)	(4)	(27)	(35)
Discrete and other tax-related adjustments	(42)	—	(42)	—
Adjusted net income attributable to common shareholders(2)	$65	$27	$158	$14

Adjusted basic earnings per share(2)	0.57	0.23	1.37	0.12
Adjusted diluted earnings per share(2)	0.56	0.23	1.36	0.12

Weighted-average common shares outstanding	0.56	0.23	1.36	0.12
Basic weighted-average common shares outstanding	115	115	115	115
Diluted weighted-average common shares outstanding	116	115	116	115

Aggregate tax benefit of all non-tax related adjustments reflected above
Amortization of acquisition-related intangible assets	$(4)	$(5)	$(9)	$(14)
Transaction and integration costs	(7)	1	(17)	(13)
Restructuring costs	—	—	(1)	(8)
	$(11)	$(4)	$(27)	$(35)

(1)	The income tax rate applied to items is based on the GAAP annual effective tax rate, excluding discrete items and contributions- and margin based taxes.

(2)	See the “Non-GAAP Financial Measures” section of the press release.

GXO Logistics, Inc.

Other Reconciliation

(Unaudited)

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow	2021	2020	2021	2020
Net cash provided by operating activities	$105	$154	$251	$345
Payment for purchases of property and equipment	(61)	(57)	(180)	(159)
Proceeds from sale of property and equipment	6	5	8	11
Free Cash Flow (1)	$50	$102	$79	$197

(1) See the “Non-GAAP Financial Measures” section of the press release.

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of GAAP Revenue to Organic Revenue	2021	2020	2021	2020
Revenue	$1,974	$1,584	$5,678	$4,429
Revenue from acquired business	163	—	431	—
Foreign exchange rates	35	—	227	—
Organic revenue(1)	$1,776	$1,584	$5,020	$4,429
Organic revenue growth(1) (2)	12%		13%

(1)	See the “Non-GAAP Financial Measures” section of the press release.
(2)	Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2020 organic revenue.

GXO Logistics, Inc.

Liquidity Reconciliations

(Unaudited)

Nine Months Ended
September 30,
(In millions)	2021
Reconciliation of Net Debt
Total Debt	$974
Bank Overdraft	58
Cash and cash equivalents	275
Net debt(1)	$757

(1) See the “Non-GAAP Financial Measures” section of the press release.

Nine Months Ended
September 30,
(In millions)	2021
Reconciliation of Net Leverage
Net debt	$757
Trailing twelve months adjusted EBITDA	583
Net Leverage(1)	1.3x

(1) See the “Non-GAAP Financial Measures” section of the press release.

	Trailing Twelve Months Ended September 30,	Nine Months Ended September 30,	Twelve Months Ended December 31,	Nine Months Ended September 30,
	2021	2021	2020	2020
Reconciliation of Net Income (loss) to Adjusted EBITDA
(In millions)
Net income (loss) attributable to GXO	$125	$97	$(31)	$(59)
Net income attributable to noncontrolling interests	(9)	(7)	(9)	(7)
Net income (loss)	134	104	(22)	(52)
Interest expense	22	16	24	18
Income tax provision	(7)	(21)	16	2
Depreciation and amortization expense	336	259	323	246
Transaction and integration costs	89	82	47	40
Restructuring costs	9	5	29	25
Adjusted EBITDA(1)	$583	$445	$417	$279

(1) See the “Non-GAAP Financial Measures” section of the press release.